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                                                                   EXHIBIT 99.2


FOR FURTHER INFORMATION:
Suzanne C. Shirley
VP--Investor and Public Relations
(714) 751-7400


FOR IMMEDIATE RELEASE


                ARV ASSISTED LIVING NAMES PATRICIA J. GIFFORD, MD
                        TO NEW CHIEF MEDICAL OFFICER POST


COSTA MESA, CALIFORNIA, JUNE 12, 1998 - ARV Assisted Living, Inc. (AMEX: SRS) announced today the appointment of Patricia J. Gifford, MD, to the new position of Chief Medical Officer. She is expected to join the company June 15 and will report to ARV Chairman and Chief Executive Officer Howard G. Phanstiel.

           Dr. Gifford, a geriatrician, most recently served as Medical Director for the Monarch Healthcare medical group in Mission Viejo, California, an independent practice association consisting of 130 primary care physicians managing approximately 100,000 lives in South Orange County. Among her responsibilities in this role were the supervision of quality assurance and utilization review, guidance of the case management process, assisting the clinical pharmacist with the creation and implementation of pharmacy guidelines, and the creation and direction of disease management programs. In creating a subacute service to deliver on site care for patients in skilled nursing facilities, Dr. Gifford reduced length of stay by 20%, resulting in reduced costs and improved patient and family satisfaction. She joined Monarch in 1996 as clinical director, subacute service.

           Since 1995 Dr. Gifford has also served as Medical Director of Wellness and Geriatrics for 224-bed Saddleback Memorial Medical Center in Laguna Hills, California. In this role she was Medical Director for Coordinated Home Care, a skilled nursing service for both Medicare and managed care patients. This became a part-time position after she joined Monarch Healthcare. Dr. Gifford has also served as Medical Director of Saddleback Home Caregivers, a non-skilled home nursing service for private pay patients. Her other duties at Saddleback included promoting community education and directing outpatient geriatrics and wellness programs.

           In announcing Dr. Gifford's appointment, Howard Phanstiel said, "One of our key strategies is to differentiate ARV by becoming a more `medically-friendly' company. We want to improve our customers' access to both quality medical and rehabilitation services as well as offer state-of-the-art social models to help our elderly residents live as independently as possible in a retirement community setting. The creation of this new post




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and the addition of Pat Gifford to our senior management team is a critical step forward in this process for ARV."

           Dr. Gifford will be responsible for overseeing ARV's quality assurance, coordinating its recently announced joint ventures with Omnicare and Novacare, and for developing new ARV relationships with the medical community which will enhance ARV's products and services.

           Previously, Dr. Gifford served part-time as Medical Director of the Freedom Village Continuing Care Residential Community in Lake Forest from 1995 to 1997. Prior to moving to Orange County she was Clinical Director of Geriatrics from 1990 to 1995 at Huntington Memorial Hospital in Pasadena, a 400-bed not-for-profit teaching hospital affiliated with the USC School of Medicine. Simultaneously she held a part-time post as Medical Director of the Villa Gardens Continuing Care Residential Community and was a clinical instructor at the Huntington Extended Care Center, both in Pasadena.

           Dr. Gifford, 50, was an internist in private practice from 1982 to 1988 in Los Angeles, with hospital privileges at The Hospital of the Good Samaritan. She earned her BA from Antioch College in Yellow Springs, Ohio, and her MD from the University of Southern California. She completed her internship and residency in internal medicine at Good Samaritan, and a fellowship in geriatrics at USC Medical Center. Dr. Gifford is Certified by the American Board of Internal Medicine in Geriatric Medicine and Internal Medicine, and by the American Medical Directors Association. She is an affiliate of the American College of Physician Executives, the American Geriatrics Society, the American Medical Directors Association, and a Board Member of the South County Senior Services, Inc. Dr. Gifford currently is a resident of Laguna Niguel, California.

           Founded in 1980, ARV is one of the nation's largest operators of assisted living communities, operating 61 communities containing 7900 units in 11 states. Three communities comprising 370 units are under construction in California, Florida and Nevada, and the company is also under contract to purchase interests in three additional senior housing communities in California containing approximately 500 units.


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